SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Dear Investor:

We are writing to inform you that on February 15, 2001, the Board of Trustees approved a proposal to merge Fidelity Daily Income Trust into Fidelity Cash Reserves. The proposed merger should provide shareholders with an opportunity to invest in a fund with broader investment policies and a lower management fee.

The proposed merger requires approval by the shareholders of Fidelity Daily Income Trust. A proxy statement providing more details of the proposed merger will be mailed in May 2001. We anticipate that the merger, if approved, would be completed by the end of June 2001. In anticipation of the merger, Fidelity Daily Income Trust will be closed to new accounts at the close of business on April 16, 2001.

We believe the merger is in the best interest of our shareholders. The investment objective of each fund is high current income that is consistent with the preservation of capital and liquidity. The principal difference between the funds is that Fidelity Daily Income Trust may only invest in U.S. dollar-denominated money market securities of U.S. issuers, while Fidelity Cash Reserves has the flexibility to invest in U.S. dollar-denominated money market securities of both domestic and foreign issuers. Money market securities, whether foreign or U.S., are high quality securities. Merging Fidelity Daily Income Trust and Cash Reserves would significantly reduce management fees payable by Fidelity Daily Income Trust shareholders.

Thank you for your continued support of the Fidelity Funds. If you have any questions, or would like to discuss your options further, please call a Fidelity Representative at 1-800-544-8888.

Sincerely,

Edward L. McCartney

Executive Vice President

Product Management & Development

Shareholders are urged to read the Proxy Statement and Prospectus (the "Proxy Statement") which contains important information about the proposed merger. The Proxy Statement was filed with the SEC on April 2, 2001 and is available, without charge, on the SEC's Internet Web site (http://www.sec.gov). Proxy Statements will be mailed to investors who are shareholders of the Fund as of April 27, 2001.

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